EXHIBIT 10.27

THIS AGREEMENT made and entered into as of December 1,  2009 between the CONNECTICUT NATURAL GAS CORPORATION, and THE TEN COMPANIES, INC.,1 Connecticut corporations located in Hartford, East Hartford, and Rocky Hill, Connecticut and any satellite locations (hereinafter called the "Company" or "Employer"), and CONNECTICUT INDEPENDENT UTILITY WORKERS, LOCAL 12924 (hereinafter referred to as the "Union").

1  THE TEN COMPANIES INC., may be referenced as “ENI” or “The Energy Network” in previously negotiated agreements included herein.

WITNESSETH:
That for the purpose of facilitating the peaceful adjustment of matters relating to wages, hours, and working conditions that may arise from time to time and the promoting of harmony and efficiency to the end that the employees and the Company and the general public may be benefited, the Company and the Union agree with each other as follows:

ARTICLE I
Scope of Agreement
SECTION 1. The execution of this Agreement on the part of the Employer, shall cover all employees of the Employer, represented by the Union at the time of certification of the National Labor Relations Board.

The operations covered by this Agreement shall constitute a single bargaining unit.

SECTION 2. Employees covered by this Agreement shall be construed to mean those employees working in classifications set forth in the Wage Schedule of this Agreement, or any supplement hereto (including the Agreements attached hereto as Supplements), or any other classifications mutually agreed on by the parties during the life of this Agreement.

The employees to whom this contract applies are all full-time and regular part-time production and distribution and commercial office (customer accounting) employees, including janitors, meter readers, and operations dispatchers, employed by the Employer at its Hartford,  East Hartford, and Rocky Hill, Connecticut facilities, excluding general accounting division employees, sales department employees, executives, secretaries to executives and guards, professional employees and supervisors as defined in the National Labor Relations Act.

It is understood that supervisors will not perform any work that is assigned to employees covered by this Agreement except for the purpose of training, demonstration, safety education, or emergencies.

The Union will see to it that its members individually and collectively perform loyal and efficient work and service and use their influence and best efforts to protect the property of the Company and the Company's interest and cooperate with the Company and all its employees in promoting and advancing the welfare of the Company and its service at all times. The Company will cooperate with the Union in its efforts to promote harmony and efficiency. The Company and the Union agree to cooperate in implementing Company Conservation programs with the goal of encouraging customers to conserve energy.

SECTION 3.   MANAGEMENT RIGHTS: The Direction of the employed personnel including the right to hire, to suspend, or discharge for proper cause, to transfer (employees to other employment covered by this Agreement), promote, or demote, and the right to relieve employees from duty because of lack of work, or for other legitimate reasons is vested exclusively in the Company, provided that this will not be used for the purpose of discrimination against any employee. In exercising these rights, the Company will act in accordance with the provisions of this Agreement.

SECTION 4. Any employee member of the Union acting in any official capacity whatsoever shall not be discriminated against for his/her acts as such officer of the Union so long as such acts do not interfere with the conduct of the Employer's business, nor shall there be any discrimination against any employee because of his/her Union membership or activities.

SECTION 5. The Employer shall not discharge nor suspend any employee without just cause, but with respect to discharge or suspension, shall give at least one (1) reminder notice of the complaint against such employee to the employee in writing, and a copy of same to the Union, except that no reminder notice be given to any employee before he/she is suspended or discharged, if suspension or discharge is for just cause. The disciplinary steps as herein provided shall remain in effect as follows:

·	oral reminder:	nine (9) months;
·	written reminders:	twelve (12) months;
·	decision-making leaves:	(1 day unpaid), Two (2) years

Each disciplinary action step shall be removed from the employee's personnel file after the step has been removed for a period equal to three years. Discharge must be by proper written notice to the employee and the Union. Any employee may request an investigation as to his/her discharge or suspension. Should such investigation prove an injustice has been done to any employee, he/she shall be reinstated.

Appeal to the grievance procedure from discharge, suspension, or reminder notices must be taken within fifteen (15) days by written notice, and a decision reached within thirty (30) days from the date of discharge or suspension or warning notice.

SECTION 6. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

The Employer agrees to require any successor or assign to comply with the provisions of this Agreement for its remaining term without reduction of any of the wage rates, benefits, or working conditions contained herein. Upon agreement by the successor or assign to assume the obligations of this Agreement, the Employer shall have no further obligation hereunder to the Union or to the employees covered by this Agreement.

SECTION 7. The Employer agrees to grant the necessary and reasonable time off, without discrimination or loss of seniority rights but without pay, to any bargaining unit member designated by the Union to attend a labor convention or serve in any capacity on other official Union business. The Union agrees to provide a minimum of twenty-four (24) hours notice specifying the length of the time off. The Union agrees that, in making its request for time off for Union activities, due consideration shall be given to the number of members affected in order that there shall be no disruption of the Employer's operation due to lack of available employees. The Company agrees not to be arbitrary or capricious in denying any such request.

SECTION 8. Any Employee desiring a leave of absence from his/her employment shall secure written permission from both the Local Union and Employer. The maximum leave of absence shall be for thirty (30) days or such time as provided by law and may be extended for like periods.  Permission for extension must be secured from both the Local Union and Employer. During the period of absence, the employee shall not engage in gainful employment.  Failure to comply with this provision shall result in the complete loss of seniority rights for the employee(s) involved.  Inability to work because of proven sickness or injury shall not result in the loss of seniority rights.

SECTION 9. Any member of the Union employed in any official capacity by the Union shall not lose his/her seniority with the Company. At any given time, no more than one employee of the Company may be permanently employed by the Union which represents CNG and TEN employees under this agreement, in an official capacity, locally or nationally.  That employee shall, upon being relieved of their official position with the Union, if within a period not exceeding six (6) years from the date on which they leave the Company, be entitled to be reinstated in the position they held at the time of taking such official position with the Union or a comparable position, and shall be entitled to their full seniority rights as though they had been employed by the Company continuously.

Any employee who accepts an elective municipal or state office shall be granted an unpaid personal leave of absence for not more than two (2) consecutive terms of such office.  Upon reapplication for his/her original position at the expiration of such term or terms of office, he/she shall be reinstated to his/her original or a similar position with equivalent pay and accumulated seniority, unless the employers' circumstances have so changed as to make it impossible or unreasonable to do so.

ARTICLE II
Membership, Security, and Check-off
SECTION 1. It shall be a condition of employment that all employees of the Employer covered by this Agreement, who are members of the Union in good standing on the effective or execution date of this Agreement, shall remain in good standing.

It also shall be a condition of employment that all employees hired on or after its effective or execution date, whichever is later, shall on the sixth (6) month following the beginning of such employment become and remain members in good standing in the Union.

Good standing for the purpose of this Agreement shall be interpreted to mean the payment or tender of Union initiation fees and monthly dues uniformly required as a condition of acquiring or retaining membership in the Union.

Individuals hired as temporary under Article VI, Section 1 who after working six (6) cumulative months over a five (5) year period will be required to pay monthly Union dues, will be moved to the bottom of the classification to which they were hired, and will progress through the classification as described in Article III, Section 3b. Such temporary employees will not become eligible for the benefits afforded under this Agreement and will not be required to begin payment of the initiation fees, until such time as the Company, in its discretion, hires him/her as a regular employee. In the event of hiring, seniority would commence as of the date he/she was moved to the bottom of the classification to which they were hired. Summer temporary help working between June through August and temporary employees working to hold jobs open for sick employees are not included.

SECTION 2. The Employer agrees to deduct from the pay of all members covered by this Agreement where written authorization is furnished by the Local Union, the dues, initiation fees, and/or uniform assessments of the Local Union having jurisdiction over such employees and agrees to remit to said Local Union all such deductions prior to the end of the month for which the deduction is made. Where laws require written authorization by the employee, the same is to be furnished in the form required.

Where an employee who is on check-off is not on the payroll during the week in which the deduction is to be made or has no earnings or insufficient earnings during that week or is on leave of absence, the employee must make arrangements with the Local Union to pay such dues in advance.

The Employer will recognize authorization for deductions from wages, if in compliance with state law, to be transmitted to the Local Union or to such other organizations as the Union may request if mutually agreed to. No such authorization shall be recognized if in violation of State or Federal law. No deduction shall be made which is prohibited by applicable law.

The Union shall indemnify and save the Company harmless against any claims, demands, suits or other forms of liability that may arise out of or by reason of action taken with the above provisions of this Article of the Agreement or in reliance on any authorization furnished to the Company in connection therewith.

ARTICLE III
Hours & Wages
SECTION 1. The normal work week shall consist of five (5) consecutive days of eight (8) consecutive hours in each day, except for time scheduled for lunch period and two (2) fifteen (15) minute breaks. The standard lunch period in the Distribution Department is from 12:00 Noon to 12:30 P.M.  Work requirements may require occasional changes, but under all circumstances, lunch will be allowed between 11:30 A.M. and 1:30 P.M., or the employee will be paid through lunch. If the Company finds it necessary to schedule shifts of greater than eight (8) hours per day up to a maximum of ten (10) hours, whereby overtime would not be paid beyond eight (8) hours in a day, such shifts being filled on a voluntary basis by seniority and qualifications, it will discuss such change with the Union; the Union shall not be arbitrary or capricious in disagreeing with the Company's request. If no agreement is reached, the Company can put into effect such changes. Only those employees hired after December 1, 1987 will be required to fill such shifts if not already filled on a voluntary basis.  The hours outlined above, apply to all employees, except for  those Customer Service field employees, Fitter Division field employees, and Distribution field employees covered by the 2001 Lunch Settlement Agreement.

SECTION 2. Any work over eight (8) hours in one (1) day except as stated under Section 1 above, or forty (40) hours in any one payroll week shall be paid as overtime at the rate of time and one-half (1 ½). However, time and one-half (1 ½) shall not be paid for work over eight (8) hours in any day where an employee requests and it is agreed by the Company to schedule two (2) shifts or parts thereof on any one (1) day in order that such employees may obtain more consecutive and convenient days off. The Company agrees not to be arbitrary or capricious in denying a shift swap.  Call outs paid at the four (4) hour straight time rate as provided in Section

4 below will be added to the overtime list as two and one-half (2 ½) hours of overtime. The emergency and overtime work shall be distributed equally among the qualified employees so far as practicable. No employee shall be deprived of his/her customary work because of such overtime.

The existence of different overtime assignment procedures (by agreement with the Union) in different Departments will not be used by the Union to suggest the Company violated its obligation under Article III, Section 2 to assign overtime work equally, so far as practicable. Employees who are on active discipline for attendance who call in sick during the week will not be paid overtime for work performed on a Saturday until such time as the 40 hour requirement has been met. Overtime Status Lists will be posted in each Department and will be renewed every January 1.

SECTION 3. The minimum and maximum rates paid for the various classifications of jobs shall be as appears in the Wage Schedule, attached hereto, and will not be changed by the Company without notice to and agreement with the Union.

The Company will maintain a complete list of the most current version of each classification contained in the Wage Schedule of the Agreement. The Company will make such list available to the Union upon written request or upon modification of a classification.  Additionally, the Company will provide the Union in a timely manner with any job description which is the subject of discussion between the Company and the Union and any new classifications which may be added to the Wage Schedule during the life of the Agreement.

a.
In the event the Company institutes a new job classification or any new mode of operation, or new machinery, or office equipment within the bargaining unit that would warrant an increase in the rate of the job, the Company and the Union will negotiate to establish a pay rate, and name classification for any job. If the parties disagree on the rate, the Company may put the rate into effect and the matter can be subject to the grievance and arbitration procedure. If the arbitrator rules in favor of the Union, the rate will be paid retroactive to the date the changed job was put in effect.  The Company agrees not to raise timeliness issues when the cumulative effect of additional duties in a job classification is grieved.  A list of additional duties shall be maintained and shared among the parties.

b.
The Company will review employees' performance of their work each six months before granting an increase, until the employee has reached the maximum of his/her job grade. Should an increase be withheld at that time, the employee and the Union will be notified of the reasons. In the event the Company issues an unsatisfactory appraisal (less than 2.0) and a wage progression increase is denied, the employee will be eligible for re-evaluation in six (6) months.  The Union may grieve the unsatisfactory appraisal under Article VII.  When an employee achieves proficient1 performance, normal progression through job classifications listed in the Wage Schedule of this Agreement is 36 months.

Employees will automatically receive their incremental increase on the date due if the supervisor does not complete the job performance review within 30 calendar days of each six month anniversary period.  The amounts of the incremental increases are shown on the chart in the Appendix of this Agreement.

1 Proficient Performance is an appraisal of 2.0 or above

Exceptions to this progression are listed below:

1 .	Distribution Fitter B: 24 months progression to Distribution Fitter A.
2.	Service Representative C: 18 months progression to Service Representative B.
3.	Service Representative B: 18 months progression to Service Representative A.
4.	Service Representative A: 24 months progression to the top of the rate with training for dual fuel/high input burners and air conditioning.
5.	Storeroom Attendant B: 24 months progression to Storeroom Attendant A.
6.	Chief Storeroom Attendant: 24 months progression to top of rate.
7.	Engineering Technician A/B: 18 months progression to the top of Engineering Technician B; 18 months progression to the top of Engineering Technician A.
8.	Engineering Technician A: 18 months progression to Senior Engineering Technician with completion of and proficiency in Computer Aided Drafting and Design.
9.	Pipe Fitter A/B: 18 months progression to the top of Pipe Fitter B; 18 months progression to the top of Pipe Fitter A.
10.	Regulator Technician A/B: 18 month progression to top of Regulator Technician B rate; then 18 months to top of Regulator Technician A rate.

SECTION 4. An employee called after his/her scheduled shift hours to work on any emergency by a responsible authority of the Company shall receive as compensation not less than four (4) hours straight time pay. If however such call does not result in the employee reporting to a job site, he/she shall receive no less than one (1) hour of pay at time and one half (1.5) in lieu of the four (4) hour straight time pay. An employee called to report to work less than ten hours prior to the starting time, will be paid up to thirty (30) minutes to report to work.

Employees called shall call in for further emergency work before going home if the first assignment is finished within the respective minimum guaranteed period. Any further like emergency assignment within said period shall be deemed part of the original call out.

The Company will utilize any and all qualified available voluntary employees before requiring mandatory department wide overtime. An employee may refuse mandatory overtime due to non-availability of alternate care for a minor child under the age of sixteen (16), which may require documentation.

SECTION 5. Employees “on call” will be paid one and one-half (1½) hours of pay per weekday and two and one-quarter (2¼) hours of pay on Saturdays and Sundays.   An employee "on call" who goes out on an emergency call shall also receive compensation for such emergency work as hereinafter provided. All employees, under the age of forty-eight (48), hired or who bid into the Distribution Division on or after December 1, 1985, who are qualified, will be "on call". The present minimum of sixteen (16) employees will continue in effect.

SECTION 6. Street Division employees will not be required to lose normal daytime work because of stormy weather.  Only that outside work which is of an emergency nature will be done on such days; otherwise, the Street Division employees will be provided inside or other employment primarily related to the Street Division operations.  The Company may seek and the Union will cooperate in soliciting volunteers for non-Street Department work. If, however, there should be two (2) consecutive days of stormy weather, and there is no further work related to the Street Division operations, the Company may assign them to other employment deemed essential by the Company.

SECTION 7. An employee required to work at least two (2) hours in addition to his/her normal scheduled eight (8) hour shift, or one (1) hour in addition to any ten (10) or twelve (12) hour shift shall be furnished with a meal at the Company's expense, or an allowance of thirteen dollars ($13).  Such payment will be made instead of a meal.

SECTION 8. All employees, including janitors when scheduled to work on the evening shift shall be paid at the basic rate for the job plus a premium of six percent (6%) of the employee's base pay rate. A regularly scheduled evening shift shall not start prior to 12:00 noon, and for ten (10) hour shifts not before 10 a.m. Such premiums, or shift differential pay, shall apply to time allowed for sickness, accident, vacation, or holidays to employees assigned to permanent shifts.

When an employee is scheduled to work on Sunday, and work is performed, time and one-half (1½) shall be paid for such scheduled hours worked. Under this provision, any vacation or sick time shall be paid at the employee's basic hourly rate.

SECTION 9. The Company agrees that there will be no change in the regularly scheduled shifts and shift hours during the term of this Agreement without notification to, and discussion with, the Union at least ten (10) days prior to the effective date thereof.

A definite reporting time and place shall be established by the Employer and the Union covering all employees. If the Employer necessitates a change in a new permanent reporting place, it shall be discussed by the Employer and the Union in advance of implementation.

The Union shall not arbitrarily or capriciously disagree that the Company may necessitate such change. If no agreement is reached, the Company can put into effect such changes, subject to the grievance and arbitration procedure as spelled out in this Agreement.

In the event a change in the regularly scheduled hours or shifts becomes necessary, the following procedure shall apply:

The senior employee in the classification shall be given the first choice, and should he or she refuse, then the Company shall go down the seniority list. Should no senior employee accept the change of hours or shifts, then the person or persons with least seniority shall be assigned.

Service Representatives qualified for shift schedule coverage include employees in Service Representative A and B classifications.

If a temporary shift change is required because of absence of an employee, the Company will give three (3) days notice to the junior qualified employee that he/she will be required to fill the vacant shift if no volunteers are available. The Company will cover the three (3) day period by overtime, first by volunteers and then by junior qualified employees.

Employees affected by shift changes who advise their supervisors that such change will affect their ability to meet their child care responsibilities will be given up to twenty (20) additional working days to meet their shift coverage requirements. In such event, the Company will attempt to fill the shift temporarily on a voluntary basis, prior to assigning the shift to the next junior qualified employees.

SECTION 10. Two (2) employees presently performing commercial and industrial service work shall continue with this as their primary assignment until death, retirement, incapacity, or until they bid out of the assignment. In the event of any of these conditions, the Company will post the vacancy. Commercial and industrial work in excess of the two (2) employees will be distributed among employees in the Service Representative classifications.

SECTION 11. An employee bidding to a higher pay classification shall receive a minimum increase of twenty-five cents ($.25) per hour up to the top of the rate.

SECTION 12. An employee temporarily assigned by supervision to a higher paying job will receive the rate of the employee whom he or she replaces for that day. Coverage for coffee breaks, lunch periods, and answering telephones is not to be considered an assignment under this section.

In the event an employee is assigned by supervision to perform work in a higher classification, he or she shall receive the mid-point of rate range or one dollar ($1.00), whichever is higher, up to the rate range maximum of the classification for that day. Coverage for coffee breaks, lunch periods, and answering telephones is not to be considered an assignment under this section.

A street department employee temporarily upgraded to a Chief Distribution Fitter will receive a minimum of one dollar ($1.00) per hour when upgraded.

A.
If an employee is unable to perform the essential functions or fundamental duties of his/her job and is transferred to a job where he/she is able to perform the duties, his/her current rate of pay, if higher than his/her new job rate, will be red-circled and the employee will not receive any general increase until the rate of the new job catches up to his/her red-circled rate.

B.
If the Company transfers an employee or an employee bids to another job because of work reduction or other reasons including job elimination, and if the employee's rate is greater than the rate of the new job rate, his/her rate will be red-circled until such time that the employee is transferred or bids out of that job into another job. The employee will receive all general rate increases.

Under paragraph A, transferred employees with twenty (20) or more years of service will be red-circled no more than three (3) job rates below their former job rate, and employees with thirty (30) or more years of service will be red-circled no more than one (1) job rate below their former job rate. The Company will give the Union ten (10) days notice of such transfers.

Transfers under section B due to work reductions, job elimination, and "other reasons" as stated in this Section will be made by seniority and will adhere to the bumping procedures described in Article VI of the Agreement.

An employee temporarily assigned to perform work in a lower-rated classification shall retain his or her regular rate of pay.

ARTICLE IV
Vacations
SECTION 1. All employees of the Company to whom this contract applies who shall have completed six (6) months of continuous service between April 1 and November 1 shall receive one (1) week vacation with pay.

SECTION 2. All employees of the Company to whom this contract applies who shall have completed one (1) year of continuous service between April 1 and November 1 shall receive two (2) weeks vacation with pay.

SECTION 3. All employees of the Company to whom this contract applies who shall have completed five (5) years of continuous service between April 1 and November 1 shall receive three (3) weeks vacation with pay.

SECTION 4. All employees of the Company to whom this contract applies who shall have completed ten (10) years of continuous service between April 1 and November 1, shall receive four (4) weeks vacation with pay.

SECTION 5. All employees of the Company to whom this contract applies who shall have completed twenty (20) years of continuous service between April 1 and November 1 shall receive five (5) weeks vacation with pay.

SECTION 6. The third (3rd), fourth (4th), and fifth (5th) weeks of vacation periods may or may not be consecutive to each other, or to the first two (2) weeks, depending upon the requirements of the Company.

SECTION 7. No vacation payment shall be made to any employee who terminates employment for any reason other than death or retirement prior to April 1 of the vacation year.

SECTION 8. Employees entitled to vacation will receive straight time pay. Collectors on an hourly and bonus basis will be paid, exclusive of overtime earnings, the average weekly earnings of the four (4) week marking period in the month of June as a vacation allowance.

SECTION 9. The Company shall endeavor to provide vacations at the time selected by the employee. All requests for vacation time must be made by February 1 and the Company will grant vacation time and post the vacation schedule prior to March 1.  Any subsequent vacation requests/changes will be filled by seniority on a first come first served basis.  A prime week is any week in which minimum Departmental staffing requirements have been reached.  Employees granted prime weeks may only reschedule by mutual agreement of the Company and the Union.   In no event will vacations be extended beyond the calendar year in which the employee becomes qualified, except in cases where an employee on a Worker’s Compensation injury/illness at the end of the year has a balance of unused vacation time.  In this case, the unused vacation time will be carried over to the following year or paid as a lump sum at the Company’s discretion.

Any vacation time used between January 1st and March 1st will be selected on a first come – first served basis. Seniority will prevail whenever two or more employees apply on the same day for a particular week or day(s) and such time will not be considered priority weeks or days.

Seniority will prevail in the assignment of vacation time.  Vacation time will be selected first by priority 1st and 2nd weeks; then by 3rd, 4th, and 5th weeks, then by prescheduled individual days, including floating holidays.  Any “changed” days will then be selected on a first come – first served basis.  Seniority will prevail whenever two or more employees apply on the same day for a particular day or days.

During the initial selection process, employees with four (4) or more weeks vacation can use their seniority to select their fourth (4th) and fifth (5th) vacation weeks and can bump an employees' selection of a third (3rd) week.

All employees will be allowed to take one (1) week of their vacation in days (except that in Customer Service days will be scheduled between April 1 to August 31, with management discretion outside that period), if their selection of days does not force another employee to move their weeks vacation.  The days selected will take place after all employees who have submitted their vacation requests prior to February 1 have selected their full weeks vacation.

The Company recognizes that employees may request emergency vacation time and agrees not to be arbitrary or capricious in denying such requests.

SECTION 10. Employees whose vacations are scheduled for one (1) of the weeks in which a paid holiday occurs in the regularly scheduled work week, will be given another day off with pay in the calendar year, or a day may be added to the vacation schedule, if mutually agreed upon.

SECTION 11. In the event an employee is confined because of sickness or injury during this vacation period, such period of confinement shall revert to sick time and his/her vacation shall be allowed after his/her return to work.  If such employee is confined because he/she was engaged in the employ of another employer, then the provision of this section will not apply.

ARTICLE V
Holidays

SECTION 1. The following holidays will be observed:

•	New Year's Day
•	Martin Luther King’s Birthday
•	President’s Day
•	Good Friday
•	Memorial Day
•	Independence Day
•	Labor Day
•	Thanksgiving Day
•	Christmas Eve Day (1/2 day)
•	Christmas Day
•	New Year’s Eve (1/2 day)

These holidays are to be strictly observed, and only work of a necessary or emergency nature is to be performed.   Employees will continue to receive two floating holidays.

Vacant holiday shifts in the Customer Service Department shall be covered by the holiday shift coverage schedule as determined in January of each year.  In any other department requiring holiday shift coverage, the half days on Christmas Eve and New Year’s Eve shall be filled on a voluntary basis in order of lowest hours of overtime and if there are no volunteers, then the shift will be filled by lowest seniority.

SECTION 2. When any of the holidays in Section 1 occur on Saturday, such holidays will be observed on the preceding Friday, except for shift employees whose assigned schedule includes Saturday, in which case Saturday will be the observed holiday for these shift employees. An employee who works either Friday or Saturday or both will be paid at the rate of time and one-half (1½) for the hours worked on these days. When any of the holidays in Section 1 occur on Sunday, such holidays will be observed on the following Monday except for shift employees whose assigned schedule includes Sunday, in which case Sunday will be the observed holiday for these employees.  An employee who works either Sunday or Monday or both will be paid at the rate of time and one-half (1 ½) for the hours worked on these days. When a holiday falls outside an employee’s normally scheduled work week, the employee at his/her discretion will receive scheduled holiday pay or will be allowed to observe that holiday in the form of a Floating Holiday. Other provisions of Section 4, 5, and 6 shall apply in the usual manner for the day observed by the employee.

SECTION 3. All employees to whom this contract applies shall be paid for holidays at the regular rate of pay for such employees when no work is performed. Employees who are on active discipline for attendance must work the day before and after the holiday to receive holiday pay. The number of hours in the normal day will be allowed and such hours, if within the regularly scheduled work week, shall accumulate toward weekly overtime.

SECTION 4. An employee required to work on any holiday in his regularly scheduled work week shall be paid at one and one-half (1½) times his/her regular rate of pay for the hours worked on such holiday in addition to the pay allowance for such holiday. Any time worked beyond eight (8) hours on a holiday shall be paid at a rate of two and one-half (2½) times the employee's hourly rate.

SECTION 5. When an employee is called upon to work on any of the holidays covered in Article V, Section 1, when the same shall not fall within the employee's regularly scheduled work week, he/she shall be paid at two and one-half (2½) times his/her straight time rate of pay for the hours worked.

SECTION 6. When, because of an emergency call, an employee is required to work on a holiday, in addition to the employee's holiday pay, he/she shall receive as compensation a minimum of two (2) hours at two and one-half (2½) times his/her straight time rate.

SECTION 7. All employees to whom this contract applies will receive two (2) Floating Holidays each year.  Each Department will post vacation staffing requirements in January. The employee must give the Company a minimum of seven (7) days notice prior to the Floating Holiday, and the day must be mutually agreed upon.  The Company will respond before the close of business the next regular working day.  Provided an employee has given fourteen (14) days notice, a Floating Holiday can only be denied if previously scheduled vacation weeks and/or days have reduced staffing levels below previously established minimums.  All refusals of requests will include the reason for the refusal.  The Company will not be arbitrary or capricious in refusing, and any arbitrary refusals will be subject to the grievance procedure.  Upon refusal, the employee may resubmit an alternate date and reply will be given as provided above.

SECTION 8. All employees to whom this contract applies will receive one day off either on the day of the birth of their child or the day they bring their spouse /child home from the hospital.

ARTICLE VI
Seniority and Promotions
SECTION 1. Seniority, as used herein, is defined as the status accruing from the date of last hiring by the Company.  New employees shall be regarded as probationary employees until they have been in the employ of the Company for six (6) months during which time they will have no seniority status. The employee from a seniority standpoint will become a regular employee and his/her seniority status will start from date of hiring, except in cases where an employee is hired for a special project or assignment which is known to be temporary at the time of hiring. Written notice of temporary hiring will be given to the Union, prior to hiring, with a description of work to be performed, name of employee and employee number, and probable duration.

The Company agrees that when vacancies occur, meter representative areas and meter reader routes will be assigned by seniority. As practical, seniority will be recognized when initially assigning one person fitting work.  After January 1, 1996, the Company is willing to discuss the fitter rotation schedule, on request of the Union.  The Company agrees to recognize seniority as the primary method when selecting employees for satellite location assignments.

SECTION 2. The procedure to be followed in the event the Company determines that a layoff or transfer is anticipated:

STEP 1. The only employee eligible to exercise seniority for "bumping" purposes will be the employee directly affected with the layoff.

STEP 2. That employee would bump the last employee hired under the Agreement in his or her Department as long as that employee is qualified and able to perform the job.

STEP 3. The employee who is bumped under Step 2 would then bump the last employee hired under the agreement to take his/her place in the layoff procedure, as long as that employee is qualified and able to perform the job.

STEP 4. If the employee is not qualified and able to perform the work of the last employee hired, they will move up the seniority list in order to find a job which they are qualified and able to perform and have more seniority than the employee presently doing the job.

If there is a layoff the Company will discuss subcontracting under Article XV, Section 1 with the Union.

Whenever any layoff or transfer is anticipated, the Union will be notified ten (10) working days prior to said layoff/transfer, to the extent known, of the number of employees to be laid off and their respective sections, divisions and departments. A list of all positions currently open or reasonably expected to be open will also be provided by the Company.

Transferred employees will retain their rate of pay, will receive all general increases and will be eligible for merit increases if below the top of the rate of the position to which they are transferred.

Laid off employees are all employees who are left without a position after all bumping and transfers have taken place. Employees will be eligible for recall, by seniority, for thirty (30) months from the date of layoff. An employee in the recall pool may elect early retirement option at any time within the thirty (30) month recall period. Notification of recall will be by certified mail, return receipt requested, to the employee's last known address. It will be the responsibility of the employee to notify the Company of any change of address. Recalled employees who fail to respond within fifteen (15) working days of receipt of notice of recall will be considered as having waived their right to recall. Recalled employees who were at the top of their rate will return to work at the top of the current rate range. Similarly, recalled employees who were below the top of the rate range will return at the same percentage of the current rate range as the percent of the rate range they had achieved when they were laid off.

*A full-time employee exercising his "bumping" rights cannot be forced to accept a part-time position. Union officers and stewards will have preferential seniority for layoff purposes as long as such application does not violate State or Federal laws.

SECTION 3. There shall be available for examination by the Union a list or file of the employees to whom this Agreement applies in order of their seniority. The Company further agrees to keep this list up-to-date including employee addresses, and make it available every six (6) months.

SECTION 4. Whenever the words "continuously" or "continuous" are used in this contract in relation to an employee's service with the Company, it shall apply to the period of employment since the date of last hiring.

SECTION 5. Seniority shall prevail whenever there is an advancement or promotion, provided the employees can meet the following qualifications:

(a) Knowledge, training, and efficiency.
(b) Physical condition and general health.

The Company recognizes that length of service should be given important consideration in advancing employees to better paying work and will give it every consideration possible in all cases of advancement.

Union Sections, Divisions, and Departments

1. Customer Service Department
A. Customer Service Division
1. Service Representatives;
2. Record Center section;
3. Meter Representative Section
4.  Dispatch section
B. Meter Shop Division
C. Garage Division
D. Store Division
E. Meter Reading Division

2. Distribution (Street) and Production Department
A. Production Division
1. Production section; (Excluding Steam Plant)
2. LNG Plant section.
B. Distribution Division
1. Office section;
2. Engineering section;
3. Installation and maintenance section
4. Regulator section
C. Fitter Division
1.	Installation and Maintenance section
2.	Regulator Section

3.  Customer Accounting Department
1. Customer Billing and Accounting
2. Credit and Collections
3. Customer Relations

4.  Building Services Department
1. Building Services
2. Mailroom

5.  The TEN Companies, Inc. Department
1.Hartford Steam Company
2.CAS Plant
3.G. Fox Plant
4.Hartford Hospital

Whenever the qualifications of two (2) or more employees are relatively equal, the Company will make such advancement on a seniority basis. The right to determine who are to hold supervisory positions is vested exclusively in the Company.

SECTION 6. The Company will discuss with the Union any changes in job descriptions that affect the job duties, skills or qualifications in advance of posting a vacancy. The Company will post notices of vacancies, including job descriptions, for positions in the occupations and classifications of employees represented by the Union, and the Company will consider applications of employees for such positions if the applications are presented in writing, including a statement of the qualifications of the applicant, within five (5) working days after such notice of vacancy was posted. Notice of vacancies posted shall be sent to workers out sick. In case of emergency, the Company may fill the vacancy for a period not to exceed fifteen (15) days.

Before a position is permanently filled and notice thereof is posted on the bulletin board, the Union will be notified and shall meet the Company representatives for the purpose of discussing the qualifications of all persons bidding on the job. The Company shall then make a selection, subject to grievance and arbitration. In any event, such vacancy shall be filled within twenty (20) days of date of posting for a temporary period of twenty (20) days and the transfer shall take place no more than twenty (20) days after the selection is made unless discussed with the

Union. The employee will begin department seniority and receive the new rate of pay as of the twenty (20) day expiration, or if the new rate is lower, when transfer is made. When an employee transfers by bid from one division to another and chooses to return to his/her prior job during the twenty (20) day period, the employee will not be accepted on any job in another division for the next sixty (60) calendar days.

Seniority shall be broken by:
1.Voluntary quit from the bargaining unit.
2.Discharge.
3.	Missing three (3) consecutive work days without notification in so far as practicable to do so.
4.
Failure to respond to notice of recall as specified in this Article for regular work fifteen (15) consecutive days after receiving notice. It is the employee's responsibility to keep the Company informed of his/her mailing address.

5.Any employee who is absent because of proven illness shall maintain his/her seniority.
6.	Employees who take supervisory positions relinquish their seniority under this Agreement, except for ERISA and legal requirements.

Seniority shall not be broken by temporary assignment (on a voluntary basis) to non-supervising, non-bargaining unit work or on layoff up to thirty (30) months from the date of layoff.

ARTICLE VII
Negotiations, Grievances and Arbitrations
SECTION 1. The Company and the Union recognize the mutual benefits of working toward a prompt resolution of disputes which may arise from time to time out of this Agreement.

The Company recognizes the right of the Union to designate a steward. The steward has authority to investigate and present grievances in accordance with the provisions of this collective bargaining agreement. The steward has no authority to take action that will interrupt the Company's business.

The steward recognizes the obligation to notify his/her supervisor before conducting Union business on Company time. The supervisor will be notified of the nature and purpose of the matter. The Company will not be arbitrary or unreasonable in restricting the steward in the exercising of his/her duties under this Agreement.

SECTION 2. The Union shall appoint a Negotiating Committee not to exceed seven (7) members for the purpose of negotiating changes in this Agreement.

SECTION 3. Should any difference arise between the Company and its employees covered by this Agreement as to the meaning and application of this Agreement with respect to rates of pay, wages, hours of employment and other conditions of employment, the procedure of settlement shall be in the following manner:

a.
Step One. An employee who claims he/she has a grievance shall, with his/her steward or in his/her absence, the Chief Steward, meet with the supervisor to discuss the nature of the dispute. If the grievance is not resolved at this meeting, the employee shall put his/her grievance in writing on a form supplied by the Company, the original of which is to be dated and signed by the employee and the steward.  The grievance and any replies from both the Company and the Union will be handwritten or typed on a Grievance Reply

Form. Two (2) originals of each documented Step will be initialed in blue ink and dated by the responding party. One (1) original will be retained and one forwarded to the other party. The Union will give one (1) original grievance to the supervisor to forward to Human Resources. Such grievance shall be submitted in writing within fifteen (15) working days after the event giving rise to same has occurred, or shall be deemed waived.

b.Step Two. The Company will schedule a meeting to discuss the merits of the grievance within fifteen working days of receipt of the grievance by Human Resources, unless an extension is requested. The Company will contact the Chief Steward or his designee to determine who will represent the Union at the Step Two meeting. The Company will give the supervisors of the Union Grievance Committee notice in advance of the meeting to allow for scheduling of work.

Both the Union and the Company may each bring up to five (5) representatives to all grievance meetings for the purpose of expediting a resolution.

After the Step Two meeting, the Company will note on a Grievance Reply Form the proposed disposition of the matter within fifteen (15) working days, and provide a signed dated Reply to the Union. The Union will designate either "Satisfactorily Resolved" or "Not Satisfactorily Resolved", and may state a reason and return the signed, dated Reply to the Company.

c.Step Three. The Union will submit this Reply to the Company within fifteen (15) working days of receipt of the Company's Reply, for the purpose of determining whether an additional meeting could expedite a possible resolution of the matter. If the Company or the Union have additional information or an alternate proposal for settlement, either party may request a Step Three meeting within fifteen (15) working days to discuss the matter, using the same notification and reply procedure as in Step Two above.

d.Arbitration. In the event the dispute shall not have been satisfactorily settled in the steps outlined above, either party may at any time, but no later than thirty (30) days after the last step, request that the issue be submitted to arbitration. Such request will be made in writing, setting forth the subject in dispute. The thirty (30) day period may be extended for a like period by notifying the other party that the matter is pending further consideration, but the request for an extension must be made before the thirtieth (30th) day. A third arbitrator, who shall act as Chairman of the Arbitration board, shall be selected by the parties from a list of arbitrators recommended from the American Arbitration Association or, if both the Company and the Union agree, the case can be submitted to the Connecticut State Board of Mediation and Arbitration. Each party shall designate its representative to the arbitration board prior to the hearing.

On a schedule to be determined at the hearing, the parties shall submit briefs to the third party arbitrator. After receipt of the briefs, the third party will provide a draft opinion to the arbitration panel and schedule a meeting with the panel to discuss the draft. After the meeting, and within thirty (30) days of the hearing, the third party will render a written decision, from which either the Company or Union representative may dissent.

The decision of the arbitration panel shall be final and binding on both parties to this Agreement. The Company and the Union shall each bear the expense of its own representative and the expense of the third party shall be borne equally by the Company and the Union.

The arbitration panel may not add to, subtract from, or modify the terms of the Agreement in any way.

e.
The steps in the grievance procedure described above are for the purpose of expediting the grievance. If the Company or the Union causes an unreasonable delay in the process, the other party has the option to proceed to the next step.

f.
All grievances shall be processed from the first step of the grievance to arbitration in no more than three (3) months' time. Both parties recognize the impact of vacation periods and contract negotiations and accept resulting delays.

g.	None of the provisions of the grievance procedure shall restrict an employee and his/her supervisor from discussing matters of mutual concern.

ARTICLE VIII
Strikes and Lockouts
SECTION 1. The Company agrees that during the life of this Agreement there will be no lockouts. The Union agrees, collectively and individually for its members, that there will be no strikes during the life of this Agreement.

SECTION 2. In further consideration of the mutual promises contained herein the parties hereto expressly agree that neither party shall bring, or cause to be brought, any court or other legal or administrative action against the other because of any strike or lockout until the dispute, claim, grievance or complaint causing the strike or lockout shall have been brought to the attention of the party against whom it shall be made, and the said party, after actual notice of same shall within a reasonable time, fail to take steps to correct the cause or circumstances giving rise to such dispute, claim, grievance or complaint causing such strike or lockout.

ARTICLE IX
Safety and Health
SECTION 1. The Union will cooperate with the Company in encouraging employees to observe all safety regulations prescribed by the Company and to work in a safe manner. A joint safety committee of five (5) persons or fewer appointed by the Company, the Company Safety Analyst, and six (6) persons or fewer appointed by the Union will meet monthly to further the program of safety, health, and sanitation. No member of the Union grievance committee shall serve as a member of the Safety Committee.

The members of the Safety Committee will elect the Chairperson of the Safety Committee biennially. The Committee will receive annual training on their duties and responsibilities.  Recommendations of the Safety Committee shall be submitted to and reviewed by management and the Safety Committee notified of their decision within sixty (60) days.

SECTION 2. The Employer shall pay for all time involved while assuming these duties, providing the time involved will be during regular working hours. If the Employer or any Federal or State Agency requires any special clothing, gloves, glasses, or safety shoes, the Employer shall pay the total cost of any items.  The maximum reimbursement for safety shoes will be $150 per year.  The Company will establish a purchase order/voucher system with a designated vendor(s) centrally located within the service territory for the purchase of approved safety shoes up to the maximum reimbursement.  In the event an employee has special needs, i.e., size/width, he/she will be allowed to purchase shoes from the vendor of his/her choice and submit the receipt for reimbursement.  The Company will pay 100% for prescription safety eyewear biennially if necessary to perform duties of an employee’s classification or a classification to which the employee may be temporarily assigned under Art. III, Sec. 12. provided the employee uses a Company preferred provider and selects Company approved frames and lenses.

SECTION 3. The Company will furnish first-aid kits on all vehicles. It is the responsibility of the employees to make sure that the first-aid kits are kept fully equipped. The Company will furnish the material to keep the first-aid kits fully equipped.

SECTION 4.(a) Employees are not required to operate: No employee shall be compelled to take out equipment that is not mechanically sound and properly equipped to conform with all applicable city, state, and federal regulations.

(b) Reports: Employees shall immediately, or at the end of their shift, report all defects of equipment. Such reports shall be made on a suitable form furnished by the Employer, and shall be made in multiple copies, one copy to be retained by the employee. Such reports shall not ask or require any employee to take out vehicles that have been reported by any other employee as being in an unsafe operating condition until same has been approved, in writing, as being safe by the mechanical department, or a qualified representative of the Employer.

In the event an employee shall suffer a revocation of his/her drivers’ license because of violation of any laws by the Employer, the Employer shall provide suitable and continued employment for such employee, at not less than his/her regular earnings at the time of revocation of license, for the entire period of revocation of license and such employee shall be reinstated in the seniority he/she held, prior to revocation of his/her drivers’ license after his/hers drivers’ license is restored.

In the event an employee shall suffer a revocation of his/her drivers’ license because of violation of any laws by the Employee, providing the facts and circumstances do not warrant disciplinary action, the Employer will insofar as practicable find a suitable position that utilizes the skill and ability of the employee in a job first in his/her department, or if none is available then within the Company, that does not require operating a vehicle.  If the rate of pay for the assigned position is less than the employees’ current rate of pay, the employees’ rate of pay will be reduced to the maximum rate of pay for the position assigned.

SECTION 5. Employees will be bailed out of jail if accused of any offense in connection with the faithful discharge of their duties, and any employee forced to spend time in jail or in courts shall be compensated at his/her regular rate of pay.  In addition, he/she shall be entitled to reimbursement for his/her meals, transportation, court costs, etc.; provided, however, that faithful discharge of duties shall in no case include compliance with any order involving commission of a felony. In case an employee shall be subpoenaed or required to appear in any court proceeding as a Company witness, or in connection with any incident arising out of the faithful discharge of his or her duties he/she shall be reimbursed for all time lost and expenses incurred. Faithful discharge shall not include any traffic incident in which the employee received any ticket, summons, or warning.

SECTION 6. Employers shall protect employees with Workers' Compensation Insurance, Social Security, and Unemployment Insurance, as required by Federal and State law.

ARTICLE X
Protection of Rights
SECTION 1. It shall not be a violation of this Agreement, and it shall not be cause for discharge or disciplinary action in the event an employee refuses to enter upon any property involved in a primary labor dispute, or refuses to go through or work behind any primary picket line, including the primary picket line of Union's party to this Agreement, and including primary picket lines at the Employer's place of business.

SECTION 2. It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action if any employee refuses to perform any service which his/her Employer undertakes to perform as an ally of an Employer or person whose employees are on strike, and which service, but for such strikes, would be performed by the employees of the Employer or person on strike.

SECTION 3. The Union agrees that its members will obey a request of a supervisor where such request has direct connection with the work of the Company and will follow operating and safety rules, and that though an appeal may be made to the grievance procedure in regard to such supervisors request concerning operating and safety rules, such an appeal shall not operate to stay compliance with the request and rules, unless it involves work which is unusual and extremely hazardous.

ARTICLE XI
Notification
Employees who find it necessary to be absent from work for illness or injury, or any other unscheduled reason, shall notify the Company prior to the start of each of their shifts. In January of each year, each Department will post the person to be notified. The absent employee must contact the designated person, and in the event that person or their designee is not available, leave a voice mail or other message. Failure to notify the Company will be subject to discipline.

During extended absences, employees are required to keep the Company informed as to their status, including providing reasonable medical verification.

ARTICLE XII
Sickness, Disability, and Other Allowed Time
SECTION 1. Employees will be paid full time at their basic rates while off duty because of sickness or accident not covered by Workers' Compensation Act, as follows:

CONTINUOUS SERVICE	PERIOD
Less than 6 months	None
6 months to 1 year	8 weeks ½ pay*
1 year to 5 years	4 weeks & 4 weeks ½ pay
5 years to 10 years	8 weeks & 4 weeks ½ pay
10 years to 15 years	12 weeks
15 years to 20 years	16 weeks
20 years to 25 years	18 weeks
Over 25 years	26 weeks plus three (3) additional
days for each year of service in
excess of 25.

*Employee will not receive this until he/she has been out after seven (7) days.

Employees will be disciplined as follows for excessive absenteeism not covered under FML guidelines or for hospitalization.

Hours	Discipline	Period Discipline Remains
40 hours in a rolling 6 month period	Oral Warning	9 months
3 additional absences or 24 hours during the period of the oral warning (9 months)	Written warning	12 months
3 additional absences during the period of the written warning (12 months)	DML	2 years
3 additional absences during the DML period (2 years)	Termination of employment	N/A

Employees who have completed ten (10) years of continuous service will be entitled to ten (10) additional weeks, in addition to the preceding schedules, for major (long-term) illnesses. To be eligible for this additional time, employees who have received disciplinary action as stated below "A" through "C" must have had such steps withdrawn for a period of two (2) years prior to the major illness.

A.
Effective March 1, 1988, the Company will monitor each employee's attendance record and when the record warrants disciplinary action the Company will notify the employee and his/her steward through an oral reminder and such disciplinary step will be in effect for nine (9) months from the date of discipline.

B.
The Company will continue to monitor the employee's record thereafter and if no improvement is made, the Company will notify the employee and his/her steward that a written reminder is in effect and will remain in effect for twelve (12) months from the date of discipline.

C.
The Company will continue to monitor the employee's record thereafter and if no improvement is made, the Company will notify the employee and his/her steward that a Decision Making Leave will be taken by the employee and this disciplinary step will be in effect for two (2) years from the date of discipline.  The 1 (one) day suspension related to the Decision making leave will be unpaid.

If the employee fails to improve his/her absence record after the above steps, further disciplinary action, including discharge, may be taken by the Company.

The Union has the right to grieve the above disciplinary steps. The supervisor must conduct at least one coaching discussion with the employee about his/her attendance record before Step A is implemented.

If payments are made to employees under any laws for sickness or accident, then the difference between such payment and the above schedule will be paid by the Company.

Employees who are notified on Monday that they will be scheduled to work overtime on the following Saturday and who prior to Saturday work take off for illness, those hours paid for illness will not accumulate to reach forty (40) hours under Article 3, Section 2 to be paid at the rate of one and one-half (1½) for the work on Saturday. They will be paid at their straight time rate for work performed on that Saturday.

An employee who is absent from work because of an injury/illness sustained on the job which would be compensable under the Workers' Compensation Law, shall receive during the contract period, pay in addition to the compensation payments so as to give the employee full pay but not to exceed normal after tax take home pay for a period including any waiting time equal to twice the period of sick leave to which the employee would be entitled and time lost by reason of such illness/injury shall not be charged to the employee's sick leave.

Any employee who is on the payroll of the Company for a period of less than six (6) months and is absent from work because of such an illness/injury sustained on the job, shall receive pay, in addition to any compensation payment permitted under the Workers' Compensation Law, so as to give employees full pay but not to exceed normal after tax take home pay during the period of such illness/injury, but such period shall not exceed two (2) weeks in the contract period.

Before making any sickness or accident payment, the Company shall have the right, providing the employee has been coached under Positive Discipline about sick time, to require a certificate signed by the attending physician or a Company physician and such other evidence of disability as the Company may deem necessary. The Company shall be required to reimburse the employee for the cost of the co-payment. An employee who misrepresents his/her condition or cause of same shall be ineligible for the above benefits and may be subject to dismissal.

Time off with pay will be given for attendance at weddings, one (1) day. Three (3) days off with pay will be given upon the death of a member of the employee's immediate family. The employee's immediate family is defined as the employee's father, mother, wife, husband, grandmother, grandfather, grandchild, mother-in-law, father-in-law, step-father, step-mother, child, step-child, brother or sister. One (1) day off with pay will be given upon the death of an employee's aunt, uncle, sister-in-law, brother-in-law, son-in-law, daughter-in-law, step-brother or step-sister.

An employee called upon to be a pall bearer at the funeral of a deceased employee shall be paid one (1) day's pay.

SECTION 2.(a) If it is established that an injury or illness is caused by the negligence of a third party and that third party makes settlement with the injured employee, the Company shall be reimbursed for all wage payments made to the injured employee to the extent that such settlement covers the Company's payments made under the terms of this provision

(b) In instances where the Company has been so reimbursed, the employee's sick leave allowance shall be reinstated to the extent of the reimbursement.

SECTION 3. An employee injured while gainfully employed elsewhere shall not be entitled to sick leave allowance for such period of incapacity.

SECTION 4. Any employee inducted into military service who enlists because of imminent induction in any branch of the United States Government as a result of the Selective Service Act shall resume seniority with the Employer when discharged from such service. He shall be paid the maximum vacation pay for the following year, pursuant to the provisions of the Selective Service Act.

SECTION 5. The current Corporate Policy on Earned Rest will remain the Company's policy during the term of the agreement. It is the intent of the Policy to allow earned rest for employees who, due to call-out or unscheduled overtime, have not had  eight (8) hours off work before reporting for their next regularly scheduled shift. Such employee will receive pay for the hours scheduled but not worked as earned rest time. Scheduled overtime where less than twenty-four (24) hours notice has been given will qualify for earned rest time.

ARTICLE XIII
Group Life, Hospitalization Insurance,
Retirement Plan and Employee Savings Plan
SECTION 1. The benefits applicable to employees under the group life, group medical (including prescription) plans in effect at this date will be continued for all employees, including those on Workers' Compensation, during the term of this Agreement.

From December 1, 2009 through November 30, 2013, pre-Medicare eligible retirees, who retire during the term of this agreement, will pay the same amount for medical as active employees. Upon expiration of this agreement they will pay the then applicable retiree medical rate.

Medicare eligible retirees will continue to pay the applicable retiree rate for their Medicare supplemental plan.

Employees hired on or after December 1, 2009 will not be eligible for the Company Retiree Health Plan and may participate in the Access Only alternative by paying the full cost of such benefits.

SECTION 2. Each employee will be insured for Forty-Six Thousand Dollars ($46,000) effective,  1/1/08, with an Accidental Death and Dismemberment provision while in active employment.Each employee will be offered the opportunity to purchase either Fifteen Thousand Dollars ($15,000) or Thirty Thousand Dollars ($30,000) of additional term life insurance at a cost of thirty-three cents ($.33) per thousand per month, which will be made available during the initial open enrollment period without a qualifying physical, or for new employees, at date of hire. For work related accidental death on the job, the benefit will be triple the life insurance benefit. Employees who retire after December 1, 1988 will receive a death benefit of Ten Thousand Dollars ($10,000) at retirement. This benefit will reduce to Five Thousand Dollars ($5,000) at the rate of One Thousand Dollars ($1,000) per year for the first five (5) years of retirement. The benefit will remain at Five Thousand Dollars ($5,000) until age seventy (70), at which time it reduces to Four Thousand Dollars ($4,000). However, if during the first five (5) years of retirement the employee reaches age seventy (70), the benefit will immediately reduce to Four Thousand Dollars ($4,000) upon reaching age seventy (70).   Employees hired on or after December 1, 2009 will not be eligible for a death benefit upon retirement.

The Company will assume the cost of medical, prescription, dental and vision care insurance coverage, relating to the individual employee and his/her eligible dependents less the following employee contributions for medical coverage:

1. Medical:
     CTCare HMO and Excellus EPO (TEN Employees)

Weekly employee contribution amounts:

Coverage	January 1, 2010	January 1, 2011	January 1, 2012	January 1, 2013
Single	$27.26	$29.17	$31.21	$33.40
Family	$70.00	$74.91	$80.15	$85.76

2.If elected, Vision and/or Dental:  20% employee contribution.  Employees will be given the option to make contributions on a pre-tax basis.

Annually, prior to open enrollment, the Company will, at the Union’s request supply the Union with documentation of the prior year’s medical, dental and vision insurance experience including renewal rates and employee contributions for such insurance as derived from such information.

Effective January 1, 2003, the Company will implement a medical and dental spousal coverage plan. If a spouse works full-time (as defined by his or her employer) for a Company that offers medical and/or dental coverage and the Company shares in the cost of these coverages, the spouse must enroll in his or her employer's plans first. The employee can then enroll the spouse in CNG's plan if desired. The two plans will coordinate benefits.  If neither the employee, their spouse and other family members elect coverage under the CNG medical benefit plan, the employee will receive a One Thousand Dollar ($1,000) annual credit amortized over the employee’s normal annual pay periods (Employee Medical Opt Out).

For the period December 1, 2009 through November 30, 2013, only, the Company will reimburse the premium contribution cost of single medical/dental coverage paid by any employee's spouse who receives primary medical/dental coverage from his/her employer, providing that the total premium cost to the employee does not exceed the cost to the Company to include the spouse as a dependent. The employee must present documentation satisfactory to the Company to receive reimbursement.

3.   The current Rx co-pays effective January 1, 2010 are:

•	$7 / $22 / $40 (retail drug) for up to a 30-day supply

•	$14 / $44 / $80 (mail order) for up to a 90-day supply

4.        The Company and Union will jointly review and mutually agree to any alternative health insurance plans to be offered effective January 1, 2011 as an option in addition to the existing plans (ConnectiCare and Excellus EPO).

SECTION 3. The Retirement Plan (The Connecticut Natural Gas Corporation Retirement Plan), dated January 1, 1941 and as amended effective December 31, 1967, shall continue for the life of this Agreement, dated December 1, 1985 and succeeding Agreements subject to such modifications as may be mutually agreed upon by the parties hereto. Furthermore, in appointing the Retirement Committee provided under Article 12 of the Retirement Plan, the Company will appoint a member designated by the Union for each member designated and appointed by the Company.

Any employee who retires on or after December 1, 2009 and who is vested in the CNG Retirement Plan, has 10 years of service,  and who subsequently receives a Disability Retirement, shall be paid the greater of their accrued  benefit or a minimum monthly benefit of $1,850 per month.

Minimum Normal Retirement Benefit - Plan Article 5, Section 5.2(d):  In the case of an Employee who is credited with 30 years of credited service at retirement, the minimum monthly flat dollar amount of retirement benefit will be $1,850 for employees who retire on or after January 1, 2010.

Employees submitting a written notification of retirement will receive a Retirement Plan benefit calculation and will also receive appropriate documentation regarding retirement benefits.

Effective January 1, 2004 (1/1/04), the Company will implement a cash balance plan for employees hired on or after 1/1/04.

Cash Balance Plan Formula: The Company will credit the participants' cash balance account with a flat dollar amount of $3,500 per year and such credit will be applied at the end of each plan year. For plan years starting on and after January 1, 2010 the flat dollar amount will be $5,000 per year. Balances will earn interest equal to the 30-year treasury rate (or other comparable government index) but not less than 4% in effect on December 31 of the prior year and credited at the end of the subsequent year. Three year vesting will apply.  Employees hired on or after December 1, 2009 will not be eligible to participate in the Company’s defined benefit pension plans.

For active employees who are 55 or older, and have at least 30 years of service, the survivor death benefit percentage will be 75% of the employee’s unreduced benefit or the minimum monthly flat retirement benefit, whichever is greater.

Effective December 1, 2005, an Employee who retires having fulfilled the requirements for a disability benefit will be entitled to a disability benefit equal to the greater of:

(a)the normal retirement benefit he/she has accrued up to the date his/her employment terminates on account of such disability or
(b)a minimum monthly benefit equal to the Minimum Normal Retirement Benefit.

SECTION 4. Effective July 1, 1988, all eligible employees covered by this Agreement may elect to participate in the Connecticut Natural Gas Corporation Union Employee Savings Plan and receive the company match as outlined below.

Years of Service	Age		Match
20 or more or	45	=	4.5%
10 or	35	=	3%
Less than 10 and under	35	=	2%.

Said plan shall continue for the life of the Agreement entered into December 1, 1988 and succeeding Agreements subject to such modifications as may be mutually agreed upon by the parties thereto.

For employees hired on or after December 1, 2009, the Company’s matching contribution under the CNG 401k Savings Plan will be 1.50 times the employee’s contribution.  The Company’s matching contribution will only apply to the first 6% of an employee’s contribution during a calendar year.  This benefit is in lieu of any other pension plan benefit for employees hired on or after December 1, 2009.

Effective July 1, 2010, the Plan will be amended to include a Roth investment option which will be available to all employees eligible to participate in the Company’s 401k plan.

Effective July 1, 2010, the Plan will be amended to include withdrawals beginning at 59½ years of age.

NOTE:  Retirement Plan, 401k Plan incorporated by reference.  CD’s available upon request.

ARTICLE XIV
Working Agreement
SECTION 1. The Company will pay one and one-half (1 ½ ) times the employee's basic rate while engaged in working from a suspended scaffolding or boatswain chair.

SECTION 2. The Company agrees that no employee on the payroll as of 12/1/2004 will be laid off for lack of work during the term of this Agreement.

SECTION 3. The Company agrees that in an effort to promote good communication between parties, when practicable, documents that are to be signed, exchanged or become part of the record will be provided in hard copy and also as an electronic file in PDF format.

ARTICLE XV
Subcontracting
SECTION 1. For the purpose of preserving work and job opportunities for the employees covered by this agreement, the Employer agrees that no work or service of the kind, nature, or type covered by, presently performed, or hereafter assigned to the collective bargaining unit will be subcontracted, transferred, leased, assigned, or conveyed in whole or in part to any other plant, person, or nonunion employees, unless otherwise provided in this Agreement and is presently being subcontracted. The Company will discuss any additional subcontracting with the Union prior to subcontracting such work.

SECTION 2. The work normally performed by the Distribution Division employee will be done by the Company insofar as it is practical to do so.

The Company reserves the right to contract for such work when, in the judgment of the Company, special equipment is required or a time limitation is involved.

However, when a contractor or contractors are engaged in such work, normally performed by Company employees, in any calendar year, Distribution Division employees, who held such eligible positions on December 1, 2001, and any employee hired or transferred into the Distribution Division through January 1, 2003, will be guaranteed a minimum of thirty-four (34) eight (8) hour Saturdays in the calendar year scheduled at the Company’s discretion.  Notification of the scheduling of such Saturdays shall take place no later than the Tuesday prior and employees will have forty-eight (48) hours to accept or decline such offered work.  In the event the Company and Union agree that stormy weather prohibits work being started on Saturday, the day will be banked for the affected individuals.  If, once work has commenced, the Union designee decides that the weather has become stormy, the employees will stop work and will be paid only for the hours worked.  The remainder of the day will not be banked.

ARTICLE XVI
Uniforms
The Employer agrees that if any employee is required to wear any kind of uniform as a condition of his/her continued employment, such uniform shall be furnished (parka and vest will be cleaned once a year) by the Employer, free of charge, at the standard required by the Employer.

The Employer shall replace all clothing, glasses, hearing aids, and/or dentures not covered by Company insurance or Workers' Compensation which are destroyed or damaged in a wreck or fire with Company equipment.  The Employer has the right to establish and maintain reasonable standards for wearing apparel and personal grooming.

No more than once a year, the union may request the Company to review alternate types of uniform items, specific to the job requirements of the work area. The Company will consider the request, but has the sole discretion as to whether a change is made. The Company agrees not to be capricious in making the decision. Uniforms will continue to be issued on a replacement basis only, subject to immediate supervisory approval; except for issues to new employees. If the Company determines to repair a uniform returned for replacement, any such repair will be at Company expense.

The Union may request a review of cold weather gear to determine the appropriateness. The Company will consider the request but has the sole discretion as to whether a change is to be made. The Company agrees not to be capricious in making the decision.

ARTICLE XVII
Efficiency and Productivity
The objective of this provision is to relate adjustments in wages and benefits in future negotiations to a corresponding increase in work productivity resulting from the collective efforts of all employees and the Company.

The future of each employee and the Company as a whole is dependent upon continually improving acceptance by the public. Competitive cost is the key factor in acceptance, so it is essential that operations be conducted as efficiently as possible. Productivity is a major feature in efficient operations.

The Company and the Union mutually agree to work cooperatively toward the objectives of this Article.

ARTICLE XVIII
Maintenance of Standards
SECTION 1. It is the Company's intention to continue its past practices with respect to employee benefits that are not expressed in the contract. Should the Company contemplate diminution of any such employee benefits affecting bargaining unit employees, the matter will be discussed with the Union in advance of the change.

SECTION 2. The Employer shall not enter into any other written or oral agreement with any employee or group of employees covered by this Agreement which in any way violates the wages, hours, or working conditions of this Agreement. The Local Union shall have the right to recover from the Employer in its own name and on the employee's behalf the amount of any wages or other benefits which any member may waive or assign to the Employer.

ARTICLE XIX
Non-Discrimination Clause
The Company and the Union agree that they will not discriminate against an employee because of his/her race, color, sex, age, religion, national origin, physical or mental disabilities, or any other basis prohibited by law.

ARTICLE XX
Term of Agreement
This Agreement shall be and remain in full force and effect until 12:00 midnight November 30, 2013 and thereafter for successive periods of one year, unless either party hereto on or before the sixtieth (60) day next preceding the terminal date shall notify the other party hereto in writing of its desire to modify or terminate this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers the day and year first above written.

For:

CONNECTICUT NATURAL GAS CORPORATION:

Robert M. Allessio, President & Chief Executive Officer
Joseph L. Vicidomino, Director Human Resources

Iris M. Calovine, Manager Human Resources
Robert Jalette, Director Regional Operations
David Morris, Lead Advisor

CONNECTICUT INDEPENDENT UTILITY WORKERS UNION LOCAL 12924:

Robert Eubanks,  President
Emery Fellinger, Vice President
Mark Whelden, Chief Steward

Union Committee:
David Belcher
Joseph Cap
Brenda Carson-Brown
Martin Ritter

WAGE SCHEDULE THE TEN COMPANIES, INC.
The Hartford Steam Company:

Grade/Job
Title           Level

		12/1/09		12/1/10		12/1/11		12/1/12
		Min.	Max	Min.	Max.	Min.	Max.	Min.	Max.
Tech III	Level 3	$27.51	$33.26	$28.34	$34.26	$29.19	$35.28	$30.06	$36.34
Tech II	Level 2	$25.21	$30.53	$25.97	$31.45	$26.75	$32.39	$27.55	$33.36
Tech I	Level 1	$18.06	$28.59	$18.60	$29.45	$19.16	$30.33	$19.73	$31.24

1	20 cents added to hourly rate for employees in these positions on 7-29-91

Supplements
Agreement between CNG and CIUW Local 12924

The agreement concerning the Articles and Sections of the contract are as noted in this agreement with the following clarifications.

Article I:  TEN/HSC and the Union have adopted provisions for twelve (12) hour shift operations.  Provisions are contained in the 12 Hour Shift Agreement between CNG and CIUW, Local 12924 document dated May 9, 1997 and an Addendum to 12 Hour Shift Agreement Between CNG and CIUW, Local 12924 documents dated June 25, 1998.

Article II:  Employees must attend scheduled Safety Training meetings unless they notify their supervisor 24 hours in advance that they are unable to attend.

Article III:  Vacations shall be based upon the combined service with G. Fox and CNG.

Article IV:  Seniority, Promotions, Pension Vesting, Vacation, Sick time, Bidding, shift assignment, etc., shall include combined years of service with G. Fox and CNG.

ENI/HSC Reorganization
Statement of Issues and Agreement

June 30, 1993

ENI and CIUW have discussed the ENI reorganization and the impact on HSC employees. The parties have met several times in the past year to discuss the reorganization. As part of the process of addressing the concerns cited by the Union, ENI has responded by changing the job descriptions, shortening the progression path, and other policy changes and clarifications, as summarized below.

The intent of ENI in revising the personnel job functions and progression paths is to achieve a high level of flexibility in personnel deployment to facilitate the reorganization of HSC operations. The reorganization will improve system operating efficiencies and productivity to make ENI more competitive.

ENI will use automation and other means to consolidate operations functions. This consolidation will consist of remote facility monitoring, remote starting, stopping, and operation of plant equipment, and communications and coordination with all sellers of thermal and electrical energy.  Remote operation and monitoring will affect all ENI locations, dependent upon the installation of the controls and technologies necessary.

Under reorganization, employees will be cross-trained with the intent of becoming proficient with each of the three facilities serving the system. Employees will be used through the ENI system on an as needed basis. Each employee will have a primary reporting location, and will be dispatched from that primary reporting location to perform both maintenance and operation duties, as needed.

The following summarizes the Agreement between CIUW and CNG:

Item 1. Assignment of Overtime (CIUW #5)

A.     First by Department.
B.Second by ENI Pool of qualified, available personnel.
C.All overtime to be assigned by low overtime among qualified employees.  The Company will maintain department overtime lists and an ENI Master Pool of qualified volunteer personnel.

Item 2. Temporary Assignments Due to Short-term Illness (CIUW #6)

A      The Company will fill short-term (up to three days) illness vacancies by overtime.
B.The Company is not proposing a change to Article III, Section 9 of the Contract. The Company will continue to give 10 days notice when it is the Company's initiative to change regularly scheduled shifts or shift hours.

Item 3. Long-Term Illness Vacancies (CIUW #7)

A.
The Company will fill any illness vacancy which is four or more days by asking for volunteers. If an employee is forced to cover long-term illness, the Company will give at least three (3) working days notice to the junior qualified employee.

B.Same as Item 2.B. above.

Item 4. Emergency Temporary Assignments (CIUW #8)

I.	When there is an emergency need for every available employee, assignment will be as follows:

   A.On-Call man is called first. Additional personnel by low overtime.

B.During first shift the nearest qualified employee will be assigned first by Department and then by ENI Personnel Pool.

II.Where there is an emergency need for a limited number of employees, assignment will be as follows:

A.On-Call man is called first.
B.Additional personnel will be by qualified low overtime volunteer.
C.	Next additional personnel will come from ENI Personnel Pool by qualified low overtime.
D.	Forced assignment to junior qualified personnel first by Department, then by ENI Pool.

Item 5. Temporary Assignment Due to Lack of Work (CIUW #9)

A.Assignment to be made in accordance with Collective Bargaining Agreement, Article I, Section 3.
B.	Seniority will be given consideration on assignments between locations as long as the Company has a qualified employee to perform the work assignment.

Item 6. Training (CIUW #l0)

A.	When training in other Departments, the employee must be assigned to work with another qualified person, which may be a supervisor. This restriction will not apply to classroom type training.
B.Senior employees will be given first option to be trained as far as practicable to do so.

Item 7. Operation Mode (CIUW #11)

The Company does not assign maintenance jobs that cannot be interrupted or are inconsistent with concurrent operation. Without intending to replace job descriptions, Lone plant Technicians will perform maintenance work including, but not limited to the following examples:

•	Calibration of gauges and thermometers
•	Isolation and draining of equipment
oil changes and lubrication of equipment.
•	cleaning of equipment
•	pump and turbine overhauls
•	plant chemistry
•	painting equipment
•	tube punching (without ladders or scaffolding)
•	repacking seals
•	plant janitorial duties
•	plumbing and piping

Lone plant technicians (2nd & 3rd shift) will not be assigned maintenance work on ladders or scaffolding. The Company may assign these employees to perform maintenance work (which can be interrupted during operation emergencies), and such orders will be noted in the log book by supervisors or by employees as directed by supervisors.

Item 8. On Call (CIUW #15)

On-Call procedure to remain the same as current practice, until such time as the Company determines there are enough personnel fully qualified to handle calls in all three locations. (G Fox, CAS, HSC Steam Plant) Company will discuss any change in on-call procedure with union.

Item 9. Bidding by Seniority (CIUW #16)

Future vacancies will be handled in accordance with the Collective Bargaining Agreement, under Article VI, Section 2.

Only on petition signed by a majority of the ENI labor pool, and no more than once a year, jobs may be reassigned by open bidding by seniority and qualification. Job locations are: HSC Steam Plant, CAS, AND G. FOX.

Item 10. Labor Grades / Skills and Experience Required Lump Sum Payments CIUW #13)

A.The Company proposes that employees be assigned labor grades as stated in Attachment A, including the effective date of each change.  Attachment A also describes the skills or experience required by each employee to reach the top of the labor grade.
B.
While all new employees who bid in or who are hired will be required to progress to the top classification. XXXXX will not be disciplined or terminated for failure to progress beyond his current classification. XXXXX, XXXXX, and XXXXX will not be disciplined or terminated for failure to progress to the top classification.

C.The Company will give a lump sum of $600 to each employee indicated on Attachment A, in recognition of past performance and as an incentive to reach agreement.

Item 11. Progression (CIUW # 14)

A.Attachment B are the job classifications and job grades, and the time it will take to go from the minimum to maximum of each job classification.
B.	The merit system and Progression is consistent with the contract Article III, Section 3(b).

LIST OF ATTACHMENTS

Attachment 1

Amendment to June 30, 1993
ENI/HSC Statement of Issues and Agreement
Attachment A (revised June 14, 1993) - [SEE ORIGINAL]

(Incorporating former A-1)

Existing grade/rate; proposed grade rate; additional skills needed; maximum progression to Grade 10 for existing Grade 9 ENI employees; list of lump sum recipients.

Attachment B- [SEE ORIGINAL]

Proposed Progression Path for each job grade

Narrative regarding Progression Path
Job Descriptions for Technician - Level 1, 2 and 3

NOTE: Names deleted - [See Original]

Amendment to June 30, 1993
ENI/HSC Statement of Issues and Agreement

The following changes are made to the June 30, 1993
Statement of Issues and Agreement:

1.The Company presently uses an outside janitorial service to clean the bathrooms and office space. HSC bargaining unit employees are responsible to clean up after their own jobs. Currently, there is an employee whose job duties include all other janitorial duties inside the plant. When needed, cleaning and janitorial duties will be assigned by seniority.

2.Any future layoffs will be in accordance with the Collective Bargaining Agreement
.
3.XXXXX, XXXXX and XXXXX will be moved to the top of the highest (3) grade level upon signing of the Reorganization Agreement. All employees who are moved to the top of the highest (3) grade level by this Agreement agree that they will use their most diligent efforts to pursue the training and acquire the skills necessary to become fully proficient, so long as the training is in-house and/or Company paid.

THIS AGREEMENT PERTAINS TO ENI DIVISION EMPLOYEES ONLY AND SETS NO PRECEDENT AFFECTING THE EXISTING COLLECTIVE BARGAINING AGREEMENT FOR ANY EMPLOYEES OF OTHER DIVISIONS OR DEPARTMENTS.

The June 30, 1993 ENI/HSC Reorganization Statement of Issues and Agreement as revised by this Amendment, and certain of the CIUW May 17, 1993 responses which have been incorporated, represent the Agreement of the under-signed parties.

Connecticut Independent Utility Workers	Connecticut Natural Gas Corporation
By: /s/ William J. Kelly 6/30/93	By: /s/ Frank H. Livingston 7/1/93
William J. Kelly (date)	Frank H. Livingston (date).

Progression Path
Individuals will be expected to work toward advancement to the next higher level. As an individual advances through the levels, They will be expected to perform the duties of the previous levels on an as needed basis. The individual will perform duties at all ENI plant locations.

Technician - Level 1:

At this level, the Technician must have at least four years of experience in a power plant environment before consideration for this position. The individual must have a working knowledge of the equipment used in the generation of steam and chilled water. The individual must also have a good mechanical and electrical aptitude. During tenure at this level, the individual will perform the duties outlined in the accompanying job descriptions. It is expected that the individual will perform these duties on an as needed basis at any location in the system.

Progression Rate:
Expected duration is a maximum of Twenty-four (24) months if qualified and performing all duties in a proficient manner as determined by Management.  Advancement contingent upon acquisition of additional Skills.

Technician - Level 2:

At this level, the Technician performs as a mid-level technician. The individual is expected to have two of the following trade skills: piping/mechanical, electrical, instrumentation, equipment repair or operating skills. The individual will both assist higher level Technicians and function independently as their skills warrant. The individual will perform these duties on an as needed basis at any location in the system.

Progression Rate:

Expected duration is a maximum of three (3) years if qualified and performing all duties in a proficient manner as determined by Management. Advancement is contingent upon the acquisition of additional skills.

Technician - Level 3:

The Technician must be fully proficient in all operating and maintenance skill areas at all facilities. The individual will perform these duties on an as needed basis at any location in the system. Advancement to this level requires that the individual be qualified and performing all duties of prior levels in a fully proficient manner as determined by Management.

Progression Rate:

Expected duration is a maximum of three (3) years if qualified and performing all duties in a proficient manner as determined by Management.

In all cases, the Company maintains the right to require trade licenses in order to properly balance trade skills of the work group. The company maintains this right even if it requires hiring from outside of the company.

	INDEX	ARTICLE/SECTION
•	30 minutes to report to work	III.4
•	Absence Notification	XI
•	Accidental Death and Dismemberment Insurance	XIII.2
•	Appeal to the grievance procedure fifteen (15) days	I.5
•	Arbitration procedure	VII.3d
•	Automatic progression	III.3
•	Bail/compensation in connection with faithful discharge of duties	IX.5
•	Basis for advancement	VI.5
•	Bidding to higher pay classification Minimum $.25 increase	III.11
•	Breaks	III.1
•	Breaks in seniority	VI.6
•	Call outs	II.2
•	Call out pay	III.4
•	“Change in Mode of Operation”	III.3
•	Child care exclusion	III.9
•	Classifications: Job Description List	VI.6
•	Closed Shop	II.1
•	Collectors vacation pay rate	IV.8
•	Commercial and industrial service work	III.10
•	Company to furnish equipment and clothing	IX.2
•	Condition of employment	II.1
•	Confined during vacation due to sickness or injury	IV.11
•	Continuous seniority	VI.4
•	Contracting during layoff	VI.2
•	Coverage for coffee breaks, lunch, etc	III.12
•	Day off for father due to birth of child	V.8
•	Deduction of dues initiation fees	II.2
•	Discharge nor suspend without just cause	I.5
•	Disciplinary steps	I.5
•	Discrimination	XIX.2,3
•	Discussing matters of mutual concern	VII.3g
•	Distribution of overtime	III.2
•	Dues Check-Off	II.2
•	Earned Rest Policy	XII.5
•	Emergency Call-Outs	III.4
•	Employees to whom this contract applies	I.2
•	Employees subpoenaed	IX.5
•	Extension of probation	VI.1
•	Filling of vacancies and notice to Union	VI.6
•	First aid kits	IX.3
•	Floating Holidays - seven (7) day notice	V.7
•	Floating Holiday refusals	V.7
•	Funeral Leave	XII.1.C

	INDEX	ARTICLE/SECTION
•	Grievance procedure	VII.3a.b.c
•	Grievances: timely filing	I,5(New)
•	Holiday pay when work is performed outside regularly scheduled work week	V.5
•	Holiday pay (not working)	V.3
•	Holiday pay (when working)	V.4
•	Holiday occurs during vacation week	IV.10
•	Holidays observed	V.1.2
•	“Just Cause”	I.5
•	Layoff procedure - bumping rights	VI.2
•	Leave of absence	I.8
•	Life Insurance	XIII.2
•	“Loyalty” clause	I.2
•	Lunch	III.1
•	Management’s Rights	I.3
•	Mandatory Overtime	III.4a
•	Martin Luther King Day	V.7
•	Meal money	III.7
•	Medical insurance premium contributions: Active employee rates	XIII.2
•	Medical insurance: spousal reimbursement	XIII.2
•	Medical insurance premium contributions: Pre-Medicare eligible employees	XIII.1
•	Member of the Union employed in any official capacity by the Union shall not lose his/her seniority	I.9
•	Member of the Union acting in any official capacity	I.4
•	Military Service seniority, vacation pay	XII.4
•	Must obey request of supervisor unless unusual or extremely hazardous	X.3
•	Negotiating Committee	VII.2.
•	Negotiating w/rank & file employees – restriction	XVIII.2
•	Negotiations, grievances, and arbitrations	VII
•	No strike or lockout	VIII.1
•	No legal action without prior notice and opportunity to correct cause of complaint	VIII.2
•	Non-discrimination	XIX
•	Normal work week	III.1
•	Not required to operate unsafe equipment	IX.4a
•	Not required to cross picket lines	X.1
•	Not required to perform work of striking employees	X.2
•	Notice of change of reporting time and place	III.9
•	Notification of absence from work	XI
•	Observance of Columbus Day – Independence Day	V.1.2
•	“Official Union Capacity"	I.4
•	On call pay	III.5

	INDEX	ARTICLE/SECTION
•	Overtime	III.2
•	Past practice clause	XVIII.1
•	Pay rate/job classification changes	III.3
•	Performance reviews	III.3
•	Physician Letter	XII.1.C
•	Probationary employees	VI.1
•	Processing time from grievance to arbitration	VII.3f
•	Proficient performance	III.3
•	Protection of Rights	X
•	Red circling with 20 - 30 years of service	III.12
•	Regular employees	VI.1
•	Reporting unsafe equipment/vehicles	IX.4b
•	Requests for individual days	IV.9
•	Requests for vacation - by seniority	IV.9
•	Retiree Medical Insurance	XIII.1
•	Retirement	XIII
•	Retirement Plan	XIII.3
•	Revocation of drivers’ license	IX.4b
•	Rights and obligations of a steward	VII.1a
•	Safety Committee meeting time paid	IX.2
•	Safety Committee makeup	IX.1
•	Savings Plan – 401k	XIII.4
•	Scaffold Pay	XIV.1
•	Seniority	VI.1
•	Seniority: Department List	VI.5
•	Seniority during leave of absence for union or Municipal Office	I.9
•	Seniority – breaks in time	VI.6
•	Seniority shall prevail for advancement and promotion	VI.5
•	Seniority does not apply to work assignments	VI.5
•	Seniority list to be made available to Union	VI.3
•	Shift differential	III.8
•	Shift change procedure by seniority	III.9
•	Shifts – 10 hour	III.1
•	Sickness, disability, and other allowed time	XII
•	Sickness, disability, physician letter	XII.I.C
•	Sickness & disability, ten (10) additional weeks for major illness	XII.2
•	Sixty (60) day preclusion from bidding	VI.6
•	Sleep (rest) time	XII.5
•	Stormy weather	III.6
•	Strikes & Lockouts: restrictions	VIII.1
•	Subcontracting – allowed work	XV.2
•	Subcontracting -- restrictions	XV.1
•	Successor or assign	I.6
•	Sunday premium pay	III.8

	INDEX	ARTICLE/SECTION
•	Supervisors will not perform	I.2
•	Temporary assignment to lower classification	III.12
•	Temporary workers	II.1
•	Temporary hiring	VI.1
•	Temporary assignment to higher classification	III.12
•	Temporary upgrade to Chief Distribution Fitter	III.12
•	Temporary filling of vacancy for twenty (20) days	VI.6
•	Temporary shift change three days notice	III.9
•	Ten (10) hour shifts	III.1
•	Ten (10) additional weeks for major illness	XII.1
•	Ten (10) day notice of shift changes	III.9
•	Right to hire, to suspend or discharge for proper cause	I.3
•	Time off – birth of child	V.8
•	Time off for Union business	I.7
•	Transfer, promote, demote	I.3
•	Transfer of employees - red circling with general increase	III.12
•	Transfers	III.12-a-b
•	Two and one-half times pay for emergency call on holiday	V.6
•	Two and one-half times pay beyond eight (8) hours on a holiday	V.4
•	Unable to perform functions or duties – red circling without general increases	III.12
•	Uniforms	XVI
•	Union seniority distribution	VI.5
•	Unreasonable delay	VII.3e
•	Unsafe equipment: reporting/not operating	IX.4
•	Utility Representative performing CRC duties	III.12
•	Utility Representative exclusion	III.12
•	Vacation staffing requirements	V.7
•	Vacations not extended beyond calendar year	IV.9
•	Weddings	XII.1.C
•	Weeks of sick time	XII.1
•	Workers compensation	IV.9
•	Workers compensation	XII.1.C
•	Workers Compensation, Social Security, Unemployment Insurance	IX.6